Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Collegium Announces Proposed Public Offering of Common Stock

CANTON, Mass., October 25, 2016 (GLOBE NEWSWIRE) — Collegium Pharmaceutical, Inc. (Nasdaq:COLL) today announced that it has commenced an underwritten public offering of shares of its common stock. All of the shares in the offering are being sold by Collegium.  In addition, Collegium has granted the underwriters a 30-day option to purchase up to an additional 15% of the shares of its common stock offered in the public offering.

Jefferies LLC and Piper Jaffray & Co. are acting as joint book-running managers.

Collegium intends to use the net proceeds from this offering for the continued commercialization of Xtampza; to fund research and development efforts of its other product candidates; and for working capital and general corporate purposes, which may include the acquisition or licensing of product candidates, technologies, compounds, other assets or complementary businesses.

The securities described above are being offered by Collegium pursuant to an effective shelf registration statement (including a base prospectus) filed with the Securities and Exchange Commission (“SEC”). Before you invest, you should read the base prospectus in the registration statement and related preliminary prospectus supplement that Collegium has filed with the SEC for more complete information about Collegium and this offering. The preliminary prospectus supplement and accompanying base prospectus are available for free by visiting EDGAR on the SEC’s website located at www.sec.gov. Copies of the preliminary prospectus supplement and accompanying base prospectus, when available, may also be obtained by contacting: Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Ave, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388 or by email at Prospectus_Department@Jefferies.com; or Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, or by telephone at 800-747-3924 or by email at prospectus@pjc.com.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Collegium Pharmaceutical, Inc.

Collegium is a specialty pharmaceutical company focused on developing a portfolio of products that incorporate its patent-protected DETERx technology platform for the treatment of chronic pain. The DETERx oral drug delivery technology is designed to provide extended-release delivery, unique abuse-deterrent properties, and flexible dose administration options.

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Investor Contact:

Collegium Pharmaceutical, Inc.

Doug Carlson

Vice President, Corporate Development